Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”), effective as of July 1, 2021, is entered into by and between Real Property Investments, LLC, a Colorado limited liability company (“Landlord”), and IGM Biosciences, Inc., a Delaware corporation (“Tenant”). Any capitalized terms that are used in this First Amendment but not defined herein shall have the meaning given to them in the Lease (defined below).

RECITALS

A. Landlord and Tenant entered into that certain Lease dated February 27, 2019 (the “Lease”) for the premises consisting of approximately 19,712 rentable square feet in the building located at 325 East Middlefield Road, Mountain View, California (the “Middlefield Road Premises”), and the premises consisting of approximately 14,400 rentable square feet in the building located at 265 North Whisman Road, Mountain View, California (the “Whisman Road Premises”).

B. The Term of the Lease is currently scheduled to expire on April 30, 2025.

C. Landlord and Tenant mutually desire to amend the Lease to, among other matters, extend the Term of this Lease and allow Tenant and Landlord to complete certain improvements to the interior and exterior of the Middlefield Road Premises, all as more particularly set forth herein.

AGREEMENT

Now therefore, in consideration of the mutual covenants set forth herein and other valuable consideration, Landlord and Tenant agree to amend the Lease as follows:

1. Term. Paragraph 1.3 of the Lease is hereby amended to extend the Term for a period of seven (7) years and two (2) months so that the Term shall now expire on June 30, 2032.

2. Monthly Base Rent. Paragraph 1.5 of the Lease is hereby amended to provide that, commencing July 1, 2021, Tenant shall pay Monthly Base Rent for the Premises in accordance with the following schedule:

Months of Term	Monthly Base Rent
Jul 1, 2021 – Jun 30, 2022	$204,672.00/month
Jul 1, 2022 – Jun 30, 2023	$210,812.16/month
Jul 1, 2023 – Jun 30, 2024	$217,136.52/month
Jul 1, 2024 – Jun 30, 2025	$223,650.62/month
Jul 1, 2025 – Jun 30, 2026	$230,360.14/month
Jul 1, 2026 – Jun 30, 2027	$237,270.94/month
Jul 1, 2027 – Jun 30, 2028	$244,389.07/month
Jul 1, 2028 – Jun 30, 2029	$251,720.74/month
Jul 1, 2029 – Jun 30, 2030	$259,272.37/month
Jul 1, 2030 – Jun 30, 2031	$267,050.54/month
Jul 1, 2031 – Jun 30, 2032	$275,062.05/month

3. Middlefield Road Improvements.

(a) Subject to Landlord’s approval of final plans and specifications therefor, which approval shall not be unreasonably, withheld, conditioned or delayed, Tenant shall cause improvements to be completed to the interior and the exterior of the Middlefield Road Premises that are commensurate with the scope, quality, design and finishes of the improvements that were previously made by Landlord and Tenant to the Whisman Road Premises to create a high quality office/laboratory building, including renovations to the exterior of the Middlefield Road Premises that are consistent architecturally with the design and aesthetic appearance of the Whisman Road Premises (the “Middlefield Road Improvements”). Landlord acknowledges and agrees that the Middlefield Road Improvements may include, without limitation, the following: new rooftop HVAC units, structural upgrades to the roof system, roof membrane repairs, new carpet and other floor coverings, interior and exterior paint, new touchless restroom fixtures, additional lab space, upgrades to the board room, and creation of a cafe and eating area, including an indoor/outdoor eating space. Subject to Landlord’s payment of the Landlord’s Contribution (defined below), Tenant shall pay all other costs associated with the design, permitting, construction and installation of the Middlefield Road Improvements. Tenant shall enter into two separate construction contracts, one for the construction of any improvements to the interior of the Middlefield Road Premises and one for the construction of any improvements to the shell of the Building, including the exterior of the Building and any structural or waterproofing elements of the Building, each with a licensed general contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Landlord shall pay Two Million Dollars ($2,000,000) (“Landlord’s Contribution”) toward the cost of the design, installation, and construction of improvements to the interior of the Middlefield Road Premises eligible for accelerated depreciation under the applicable section(s) of the Internal Revenue Code as “personal property” or “land improvements” (the “Eligible Improvements”) and which are specifically designated by Landlord following Landlord’s approval of the final plans and specifications for the Middlefield Road Improvements and the completion of a final budget for such improvements (collectively, the “Designated Improvements”). It is the express intention of the parties that Landlord’s Contribution will be paid by Landlord solely for Designated Improvements and that the Middlefield Road Improvements will include at least $2,000,000 of Eligible Improvements. However, if less than $2,000,000 of the Middlefield Road Improvements approved by Landlord are Eligible Improvements, Landlord shall nevertheless pay Tenant’s general contractor any remaining balance of Landlord’s Contribution for other approved Middlefield Road Improvements so that, subject to the other provisions of this First Amendment, the full amount of Landlord’s Contribution is paid by Landlord for Middlefield Road Improvements approved by Landlord. Landlord shall make payments directly to the general contractor for the Designated Improvements on a progress payment basis during construction of the Designated Improvements, which payments shall be made by Landlord within ten (10) business days after Landlord’s receipt of each disbursement request together with: (i) reasonably detailed invoices from the general contractor which indicate the cost of any labor and materials furnished by the general contractor and all subcontractors and suppliers for any Designated Improvements covered by the disbursement request, and (ii) a conditional release and waiver upon progress payment, or final payment, as applicable, from the general contractor, and all subcontractors and suppliers providing labor and/or materials in excess of $10,000.00, for such Designated Improvements. The construction contract(s) shall provide for a standard 10% retention for all payments due to the general contractor under the applicable construction contract(s), except for the final payment due upon completion of the applicable Middlefield Road Improvements. Upon substantial completion of the Middlefield Road Improvements Tenant shall provide Landlord with copies of any and all building permits, indicating inspection and approval by the issuer of the permits, and two (2) sets of “as-built” drawings for the Middlefield Road Improvements, as well as two (2 sets of “as-built” drawings for the improvements previously made by Tenant to the Whisman Road Premises and a final project budget for such improvements. Landlord shall make the full amount of Landlord’s Contribution available for payment to the general contractor for all Designated Improvements completed and invoiced to Landlord no later than December 15, 2022. If written invoices for all of Landlord’s Contribution have not been submitted to Landlord by December 15, 2022, then thereafter Landlord shall provide up to 80% of the unused portion of Landlord’s Contribution to pay for any Designated Improvements completed and invoiced by December 15, 2023. Landlord shall not, however, be obligated for any remaining portion of Landlord’s Contribution that is not utilized by Tenant for Designated Improvements by December 15, 2023, and any then remaining portion of Landlord’s Contribution, if any, shall be retained by Landlord without any adjustment in the Monthly Base Rent payable under the Lease. Notwithstanding the foregoing, the aforementioned December 15, 2022, and December 15, 2023 deadlines shall be subject to extension by one (1) day for each day that Tenant or any of its consultants and contractors are delayed in designing or constructing the Designated Improvements as a result of any epidemics, pandemics, or similar circumstances, war, riot, insurrection or other catastrophic events, and/or any legal requirements of any local, state or federal governmental agency in effect related to any such epidemics, pandemics or similar circumstances (including the current Covid-19 pandemic or any subsequent pandemic caused by the reemergence or mutation of Covid-19), war, riot, insurrection or other catastrophic events (collectively, “Force Majeure Events”) that prevent Tenant or any of its contractors or consultants from performing work on the design and construction of the Middlefield Road Improvements (but specifically excluding financial inability which may result therefrom), but if, and only to the extent, the Internal Revenue Service extends the December 31, 2022 and December 31, 2023 dates for eligible accelerated depreciation as a result of any such Force Majeure Events, so that despite the actual number of days of any such delay that may affect the completion of the Designated Improvements, Landlord shall only be required to pay any remaining portion of Landlord’s Contribution for any Designated Improvements which are completed and invoiced to Landlord at least 15 days prior to the applicable outside dates established by the Internal Revenue Service for such eligible accelerated depreciation. All of the Designated Improvements shall become the property of Landlord upon installation in or construction on the Middlefield Road Premises and shall not be deemed to be Tenant’s Personal Property. Tenant shall have the right to use the Designated Improvements during the Term of the Lease, but Tenant shall have no ownership interest in any of the Designated Improvements regardless of the purpose for which such Designated Improvements are intended.

(c) Landlord and Tenant agree that notwithstanding the provisions of Paragraph 12 of the Lease to the contrary, given the significant scope of the Middlefield Road Improvements, the terms and conditions set forth in the Work Letter Agreement attached to the Lease as Exhibit B, as such terms are modified herein, shall govern the design, permitting and construction of the Middlefield Road Improvements rather than the provisions of Paragraph 12 of the Lease with respect to Alterations and all references in the Work Letter Agreement to the “Tenant Improvements” shall be deemed to refer to the Middlefield Road Improvements. Tenant makes no representation or warranty as to which, if any, of the Designated Improvements are eligible for accelerated depreciation under any applicable provisions of the Internal Revenue Code and shall not in any way be liable or responsible for the failure of any such Designated Improvements to qualify for accelerated depreciation under the Internal Revenue Code or any other governmental laws, rules or regulations. Further, except for any trade fixtures, equipment or other personal property installed by Tenant as part of the Middlefield Road Improvements, in no event will Tenant be required to remove any of the Middlefield Road Improvements upon the expiration or earlier termination of this Lease; provided, however, that to the extent any of the Middlefield Road Improvements are highly specialized for Tenant’s use of the Premises, Landlord may assess the likely utility of those specialized improvements for any subsequent user of the Middlefield Road Premises and condition Landlord’s approval of such specialized improvements on the requirement that Tenant remove such specialized improvements from the Middlefield Road Improvements at the expiration of the Term. In no event, however, will Landlord require Tenant to remove any structural improvements to the Middlefield Road Premises that are approved by Landlord in connection with Landlord’s review and approval of the final plans and specifications for the Middlefield Road Improvements.

(d) Brokers. Tenant and Landlord warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE and Stetson Earhart, Inc. and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this First Amendment. Landlord shall pay the commission payable to CBRE pursuant to a separate agreement. In lieu of Landlord’s direct payment of the commission due to Stetson Earhart, Inc., Landlord shall provide Tenant with a credit against Monthly Base Rent in the amount of $250,000, which Tenant may apply against the Monthly Base Rent due for July and August 2021 or August and September 2021, and Tenant shall then pay the commission due to Stetson Earhart, Inc. Tenant shall notify Landlord which months Tenant elects to apply such credit to. Tenant and Landlord each agree to defend, indemnify and hold the other party from and against any and all liabilities or expenses, including attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual for commissions or fees on the basis of the acts or omissions of the indemnifying party.

(e) Confirmation. Landlord and Tenant hereby ratify and confirm all of the terms and provisions of the Lease, as amended by this First Amendment, and the Lease, as so amended, shall continue in full force and effect.

(f) Consent of Lender. Landlord shall use commercially reasonable efforts to obtain the written consent of First Republic Bank, a California corporation (“Lender”) to this First Amendment. If Lender does not issue its written consent to this First Amendment within thirty (30) days after the date by which Landlord and Tenant have fully executed this First Amendment, then either party may terminate this First Amendment by written notice to the other party given at any time until such consent has been issued, in which event this First Amendment shall be null and void and of no further force and effect and the Lease shall continue in full force and effect, unaffected by this First Amendment.

(g) Counterparts. This First Amendment may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this First Amendment, if applicable, reflecting the execution of each of the parties, as a true and correct original.

LANDLORD	TENANT

Real Property Investments, LLC,	IGM Biosciences, Inc.,
a Colorado limited liability company	a Delaware corporation

By: /s/ Steve Finn	By: /s/ Fred Schwarzer
Name: Steve Finn	Name: Fred Schwarzer
Title: Principal	Title: Chief Executive Officer

Date: 7/7/2021	Date: 7/3/2021

CONSENT OF LENDER

FIRST REPUBLIC BANK, a California corporation (“Lender”) hereby acknowledges receipt of a copy of this First Amendment, and consents to this First Amendment.

Lender:

FIRST REPUBLIC BANK,

a California corporation

By: ________________________________
Name: _____________________________
Title: ______________________________

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